Exhibit 10.7

Confidential material has been omitted and filed separately with the Commission

28/04/2006

COMMERCIAL LEASE

LESSOR: SCI “43 rue du Landy”

LESSEE: INTERXION

BUILDING: The MEDIACOM 43 Rue du Landy, Saint Denis

THE UNDERSIGNED:

1.) The company called SCI “43 rue du Landy,” a real estate corporation, with capital of EUR 10,000, registered with the RCS of PARIS under No. 487 965 980, SIRET 487 965 980 00013, APE Code 702C, with main office at 26 Blvd. Malesherbes 75008 Paris, represented by its Managing Director of the Paris lle de France Realty Company, itself represented by Mr Patrick Béghin. himself represented by Mr Bruce KAHAN.

Hereinafter known as the “LESSOR”

2.) The company called INTERXION

Represented by Mr Fabrice COQUIO, CEO,

Hereinafter called the “LESSEE”

Have previously set forth the following:

STATEMENT

1°) Definitions

In this contract, the generic terms below shall have the following meanings:

•	Lease: means the lease that is the subject of this contract

•	LESSOR: means the “43 Rue du Landy” SCI Company

•	General Conditions: means the general conditions of the Lease

•	Special Conditions: means the special conditions of the Lease

•	Premises: means the Premises that are the subject of the Lease

•	LESSEE: means the Interxion Company

2°) Property of the LESSOR

The LESSOR is the owner of the Premises by having acquired them pursuant to the terms of a deed received by Maitre Sylvie Burthe-Mique, notary employee of the company called “Monassier and Associates” 1 Rue de Monttessuy in Paris (75007), on 11 January 2006.

3°) Investigations carried out by the LESSEE

The LESSEE acknowledges having been able to carry out, prior to today, all the investigations that it considers useful concerning the Premises, in order, in particular, to verify their status and to ensure the possibility of exercising there the business activity that it intends to operate.

This having been set forth, the Lease is signed that is the subject of this contract:

COMMERCIAL LEASE

The LESSOR gives a Lease for a term of 12 full and consecutive years within the framework of the commercial lease statutes defined in Articles L 145-1 and following of the Commercial Code, to the LESSEE, who accepts the Premises, whose description is established in the Special Conditions.

The Lease is granted and accepted under the Special Conditions and the General Conditions set forth hereinafter, which form an inseparable whole.

It is specified herein that in case of contradiction between the General Conditions, on the one hand, and the Special Conditions, on the other hand, the provisions of the Special Conditions shall prevail.

CHAPTER I

SPECIAL CONDITIONS OF THE LEASE

1 – Description of the Premises

A real estate complex in its entirety, located 43 Rue du Landy, in an industrial development called the “Du Landy Industrial Development,”

Shown in the cadastre section CJ No. 154, at a place called “43 Rue du Landy,” for a surface area of 4,781 m2

Said real estate complex includes:

Building for use as warehouses, workshops and offices with an Overall Surface Clear – (OSC) of 3,808 m² (of which 889 m² of OSC as offices and 2,909 m² of OSC as warehouses) and a useable surface area of 3,687 m² (of which 793 m² as offices on the ground floor raised 2 stories, 2,776 m² of warehouse space and a mezzanine of 118 m²).

The strength of the flooring in the warehouse portion is 2 T/m2.

The strength of the flooring in the office portion is 250 kg/m2.

exterior parking,

green spaces.

As it was seen and approved by the LESSEE.

2 – Intended Purpose – Use of the Premises

The Premises are intended to be used for business activities and warehousing and as back offices.

The LESSEE shall only use them for his business of providing hosting, equipment and installation of computer and telecommunication services, connectivity between TELECOM carrier networks, technical support to telecommunication companies, to ensure the transfer and registration of telecommunications capacity, and all services related to these activities.

The LESSEE agrees to perform on the Premises the repair work to the structure and the finishing work for a minimum amount of EUR             ***                         ***            . The schedule of work and the contractor estimates must be accepted beforehand by the LESSOR. Half of this work shall be performed before 31 December 2006 and the remainder before 30 June 2007.

The LESSEE shall provide to the LESSOR all records evidencing the performance of this work (invoices, reports of acceptance, withdrawal of reservations), and deliver the works free of charge to the LESSOR, so that it shall integrate them into its fixed asset accounting:

•	for an amount of EUR *** Excl. Tax between now and 31/12/2006;

•	and for an additional amount of EUR *** Excl. Tax between now and 30/06/2007.

3 – Effective Date of the Lease

The Lease shall take effect on 2 April 2006.

4 – Tax System

Pursuant to the provisions of Articles 260-2 of the General Tax Code and 193 and 195 of Appendix II of the General Tax Code, the LESSOR declares that it opts for payment of VAT on the rent.

It declares that it shall make it its own business to make the declarations with the tax authorities.

5 – Rent

5.1 – Base Rent

The present rental is granted and accepted at an annual rent exclusive of taxes and charges of             ***             euros (                    ), rental charges extra, billed at the actual cost and subject to a reserve as set in § 8 hereinafter, at least equal to 5% of the rent, plus property tax, plus miscellaneous taxes, and VAT at the current rate.

As necessary, it is recalled that these special provisions will not preclude application of the indexing clause in Article 3.2 of the General Conditions hereinafter.

5.2 – Advance on the Rent

In return for the exemption granted in § 7 hereinafter by the LESSOR to the LESSEE, from paying him a security deposit, the LESSEE shall pay to the LESSOR at the signing hereof, a permanent advance in an amount equal to one quarter’s rent plus charges, plus VAT at the current rate, i.e. the amount of EUR                    ***                     ). ***

This advance shall be indexed under the same conditions as the principal rent. It shall be charged against the last rent due under the Lease, which may possibly be renewed.

In the event of early termination of the Lease as a result of non-performance of its terms or for any cause attributable to the LESSEE, said advance shall be retained by the LESSOR for initial damages, without prejudice to any other.

5.3 – Rent Exemption

In return for the Lessee undertaking the renovation work on the structure and the finishing work in accordance with the 3rd paragraph of § 2 above, the LESSOR grants to the LESSEE a rent exemption (but not for the charges or the taxes) in an amount equal to nine months’ rent excluding VAT. This exemption shall be spread over the first two years of the Lease, at a rate of 4  1/2 months the first year, i.e. the amount of             ***            euros Excl. Tax                              ***                         ) covering the period from 2 April 2006 to 15 August 2006 and 4  1/2 months the second year, i.e. the amount of              ***            euros Excl. Tax (                         ***                      ), for the period from 1 January 2007 to 14 May 2007.

6 – Reference Index for Updating of the Rent

For application of the indexing clause stipulated in Article 3.2 of the General Conditions, the index shall be the last index published on 31 October 2005, or that for the 3rd Quarter 2005, for a value of 1278.

7 – Security Deposit

As an exception to Article 3.7 of the General Conditions hereinafter, the LESSEE is exempted from paying a security deposit to the LESSOR.

8 – Amount of the 1st Quarterly Provision for Charges

8.1 – Reimbursement of the Private Charges

The provision for reimbursement of private charges is set at             ***             euros (                        ***                         ) excluding taxes per quarter.

8.2 – Reimbursement of the Property Tax

The provision for reimbursement of the property tax is set at             ***             euros Excl. Tax (                        ***                          ) per quarter.

8.3 – Reimbursement of the Annual Tax on Premises used as Offices, Commercial and Storage Premises

The provision for reimbursement of this tax is set at                 euros Excl. Tax (                      ***                     ) per quarter.

8.4 – Work at the LESSEE’S Expense

As an exception to Article 5.2 of the General Conditions, the LESSEE has informed the LESSOR of his project to perform major work in the building.

It will perform it at its own expense and risk, and as and when needed, and it shall bear the cost of all the work, including that referred to in Article 606 of the Civil Code, which may be necessary to the Premises during this Lease – for all the changes that it shall make to the cover and the closure of the building as well as to its foundations, whatever the cause, nature and the importance, and even when they are due to a hidden defect, and it must proceed at its own expense and as often as necessary with all treatments for rat and insect extermination on the Premises.

It expressly renounces any claim under the provisions of Articles 1719 2nd, 3rd and 4th paragraphs, 1720, 1721, and 1724 2nd and 3rd paragraphs of the Civil Code for all the work performed by it including that under Article 606 of the Civil Code.

To obtain the LESSOR’S consent, the LESSEE shall communicate to the latter a technical dossier for the proposed works including drawings, descriptions and technical notes.

The LESSEE agrees to comply with any regulations relating to such work, and to seek and obtain any necessary administrative authorizations beforehand.

The work will be performed by the LESSEE at its own risk, under the oversight of an architect or engineering and design firm approved by the LESSOR, whose fees shall be borne by the LESSEE.

Before starting work, the LESSEE shall provide to the LESSOR a copy of the Construction Liability Insurance purchased.

All embellishments or improvements made by the LESSEE during the Lease, including fixed, movable and detachable partitions and including the improvements that may be required by legislative or regulatory provisions, remain the property of the LESSOR without any compensation being due by the latter at the end of the Lease to the benefit of the LESSEE.

The LESSOR releases the LESSEE at the end of the Lease from returning the premises, in whole or in part, to their original condition as concerns the distribution, composition and materials or exterior facings.

When the work is completed, the LESSEE agrees to furnish to the LESSOR the final construction plans for the facilities, copies of the certificates of compliance, the administrative occupancypermits, the acceptance reports, any possible D&O insurance subscribed and any document showing the proper completion of its work, including the report from the engineering oversight firm, and all the technical data arising in connection with their operation particularly in matters of air conditioning.

8.5 – Work at the LESSOR’S Expense

The LESSOR shall ~~perform~~ at its expense the cost of the ~~possible~~ injections necessary for the performance of the work by the LESSEE, ~~according to the conclusions of the Design and Engineering Firm appended to this contract.~~ [Handwritten – up to a limit of 100,000 euros.] Moreover, the LESSOR authorises this day the LESSEE to carry out a coring of the roof at its expense and on condition of returning the roof to waterproof status.

8.6 – Optional Work

The LESSOR authorises the LESSEE, inasmuch as needed, to create at its expense and risk an interior floor space with a maximum surface area of 1000 m².

To do this, it shall previously confirm the exact surface area for the floor space to be created to the LESSOR for confirmation and also to obtain all administrative authorisations that may be necessary.

The creation of this additional surface area shall lead to the payment of additional annual rent excl. tax, excl. charges, of              ***             per m² created, at the June 2006 value.

This additional rent shall be due as of when the necessary authorizations are obtained for it to be built.

In case of exceeding this limit, the Lessor and the Lessee shall each bear the cost of 50% of the overrun up to a limit of         ***        euros for the Lessor.

CHAPTER II

GENERAL CONDITIONS OF THE LEASE

The Lease is subject to the statutes governing commercial leases, in accordance with Articles L145-1 and following of the Commercial Code.

1 – DEFINITION OF THE PREMISES

1.1 – Description of the Premises

The Premises are described in the Special Conditions.

The LESSEE declares having complete knowledge of the premises from having seen and visited them. Any difference between the surface areas mentioned in the Special Conditions or resulting from the appended plan and the actual surface areas of the Premises shall not justify any reduction or increase in the rent, since the parties make reference to the contents of the premises such as they exist.

The parties agree that the Premises form an indivisible whole for the entire term of the Lease, and its renewals, tacit renewals and even in case of any assignment.

1.2 – Intended Purpose – Usage

The LESSEE shall use the Premises for its personal use and exclusively for the use referenced in the Special Conditions in accordance with the intended purpose of the Building and in compliance with Articles 1728 and 1729 of the Civil Code.

The LESSEE shall make it its business to obtain all the administrative authorisations and the payment of all sums, taxes and/or fees related to the business activities to be performed on the Premises and to their use.

The LESSEE shall also be personally responsible for the Premises’ compliance with regards to the activities carried out therein so that they shall be exercised in such a manner that the LESSOR shall never have any concern on this subject.

2 – CONDITIONS RELATING TO THE TERM OF THE CONTRACT

2.1 – Term

The present Lease is granted and accepted for a term of twelve full and consecutive years that begins on the effective date stated hereinabove in CHAPTER I § 3 - SPECIAL CONDITIONS OF THE LEASE.

The LESSEE expressly waives availing itself of the right to request the termination of the Lease before the end of the twelfth year, since the Lease term is a firm twelve year period, in return for the owner’s participation in the work carried out by the LESSEE.

In case of renewal of the Lease, it is expressly agreed between the parties, as necessary, that it shall be renewed for the same 12 year period, with the option for each of the parties to put an end to it at the expiration of each three year period.

The LESSEE shall, for this purpose, notify the LESSOR by extrajudicial act no later than six months before the expiration of each three year period.

2.2 – Notice given by the LESSEE

The LESSEE may give notice to the end of the fourth three-year period, in accordance with the provisions of Article L 145-4 of the Commercial Code, only under the Special Conditions.

The LESSEE shall give notice to the LESSOR by extrajudicial act no later than six months before the expiration of the twelfth year of the Lease.

The Lease shall continue until the effective date of the notice even in cases where the keys have been returned to the LESSOR prior to that date.

3. – FINANCIAL CONDITIONS

3.1 – Rent

The Lease is granted and accepted at an annual principal rent whose base value is specified in the Special Conditions. It shall change under the conditions laid down by the law and following the procedures laid down in Article 3.2 below

3.2 – Indexation of the Rent

The rent varies each year automatically at the anniversary date of effectiveness of the Lease, without any need for advance notification, in proportion to the variation of the cost of construction in the quarterly index published by the National Institute of Statistics and Economic Studies (INSEE), provided such a variation is an increase. The base index or benchmark index is referenced in the Special Conditions.

It is expressly agreed that the annual rent indexing can only occur as an increase so that the rent paid for one year shall never in any event be less than what was paid for the previous year.

At the first annual review, the ratio shall be calculated between this benchmark index and the index for the same quarter of the following year.

Each year, the same ratio shall be reached between the benchmark index for the previous indexing and the index for the same quarter of the following year.

If this index is not known on the date of the anniversary of the Lease, a provisional indexing will be carried out on the basis of the last known index.

In the event that, for any reason whatsoever, the above mentioned index chosen for the annual rent adjustment should cease to be published, this adjustment would be made by taking as the base, either the replacement index or a new contractually chosen index.

Failing to reach agreement on the selection of a new index to be adopted, the parties heretofore submit to the decision of an expert appointed by the Presiding Judge of the Higher Court with jurisdiction for the location of the Premises, and the cost of the expert fees and court costs shall be borne exclusively by the LESSEE.

This indexation clause is a vital and decisive condition without which the Lease would not have been granted. Its non-application, even partial, shall authorise the LESSOR, and him alone, to demand the termination of the Lease without compensation.

3.3 – Charges

3.3.1 – Collective Charges

The rent payable is considered net of all charges and taxes for the LESSOR.

Accordingly, the LESSEE shall reimburse the LESSOR for charges of any nature pertaining to the Premises, facilities and items of equipment that are installed therein, and, if necessary, the share allocated for the Premises relating to the common charges, common services and common items of equipment for the Building, if it is not rented to the LESSEE in its entirety, as well as the charges resulting of the integration of the Premises into the Du Landy Industrial Development.

The charges to be reimbursed by the LESSEE to the LESSOR include, but are not limited to, (i) owner’s insurance, (ii) property taxes, (iii) the annual tax on offices, the tax on Commercial and Storage Premises, and any other tax or fee subsequently created, added or substituted, which is legally at the expense of the LESSOR, (iv) the management fees for the building, (v) the trustee fees, etc.

If the building is subject to joint ownership status or integrated into any other legal entity, the LESSEE shall in general repay to the LESSOR all the charges which may result therefrom.

3.3.2 – Terms and Conditions of Reimbursement

Reimbursement of the LESSOR shall take place in the form of a call for a quarterly reserve at the same time as the rent, on the basis of the reserves for expenses for the year.

Each year, an adjustment is made to take into account the actual expenses for the previous fiscal year.

The allocation of costs between the various LESSEEs is carried out according to the percentages specified in the internal regulations for the building, if such exists, for lack of such the allocation is carried out in proportion to the leased surface areas.

To take into account the changes in the charges, the LESSOR reserves the possibility to modify the amount of the reserve called for.

The payment and the reimbursement of all the charges referred to in the Lease are payable as of the date when the LESSEE takes possession of the Premises until the full release of the Premises by the LESSEE.

The amount of the first quarterly reserve is specified in the Special Conditions.

The LESSOR also reserves the right to call at any time for working capital reserve for charges corresponding to one quarter of the projected annual budget.

3.3.3 – Individual Charges – Meters

The LESSEE shall be responsible for the maintenance and the monitoring of the Premises.

It shall subscribe to maintenance contracts related to the Leased Premises and equipment, and to contracts in connection with the inspections made mandatory by a statutory or regulatory provision.

It shall contract all subscriptions for water, gas, electricity, telephone, etc. It shall be bound to regularly pay the premiums and to pay directly for all individual consumption as indicated by its meters and statements, as well as all taxes it is responsible for, without the LESSOR being able to be held liable.

3.4 – Taxes and Fees

The rent as defined in the Special Conditions is expressed net of taxes.

Since the LESSOR has opted to be subject to VAT under Article 260-2 of the General Tax Code, the rent shall be increased by VAT at the rate in effect at each billing.

All charges billed to the LESSEE in accordance with the provisions of the Lease are fiscally similar to a rent supplement, and they shall accordingly be increased by VAT at the rate in effect.

The LESSEE shall bear any increase or other tax that may be added or substituted in place to the VAT by the regulations.

The LESSEE shall also satisfy all the charges for the city, the police or roads that are usually required of tenants, in such a manner that the LESSOR shall not be concerned on this subject. It shall, in particular, pay the personal and property contributions, leasehold taxes, business tax and any other taxes that are the LESSEE’s responsibility, which the LESSOR is responsible for in any capacity and show proof of their payment upon any request and at least eight days before departure at the end of Lease.

3.5 – Terms of Payment

The LESSEE undertakes to pay the rent and its incidentals to the LESSOR in four equal terms in advance, on 1 January, 1 April, 1 July and 1 October of each year, and for the first time on the effective date of the Lease.

The first payment is calculated proportionally to the time between the effective date of the Lease and the end of the calendar quarter in which it takes effect: each day corresponding to 1/360th of the annual rent. All payments shall be made at the LESSOR’s domicile or any other place indicated by him.

The LESSEE agrees to this effect to sign, to the benefit of LESSOR, an authorisation to debit a bank or post office account.

The late payment of three notices of rent due, whether consecutive or not, constitutes a serious and legitimate reason for refusal to renew the Lease at its term. The rent remains due until the contractual term of the Lease, even in the event that the keys are returned to the LESSOR before the agreed upon term.

3.6 – Penalty Clause

Any delay in payment at its exact due date, of a single term of rent, charges or incidentals, and occupancy compensation referred to in Article L. 145-28 of the Commercial Code, and more generally the non-payment of any other amount due under the Lease within the deadline required, makes the LESSEE legally liable, without prior formal notice, for the payment of interest computed on the basis of the statutory rate plus three points per year, VAT in addition. The interest shall be due at the due date, and any month that has begun shall be due in its entirety.

In case of relapse by the LESSEE during a continuous period of two years and upon expiration of a fifteen day deadline from the due date, all amounts due, after calculating the above compensation shall be legally increased by a flat fee of 10% as a penalty without any notification or formal notice taking place, and the VAT shall be payable on such penalties.

The application of the two preceding paragraphs may not at any time be regarded as valid authorisation for deferral of payment, nor shall it be an obstacle to the implementation of the resolutive clause referred to in Article 9 below.

3.7 – Security Deposit

3.7.1 – Amount

To ensure due performance of its obligations under the Lease, the LESSEE shall pay to the LESSOR a security deposit in the amount specified in the Special Conditions that corresponds to one quarter of the annual rent Excl. Tax.

The security deposit shall be readjusted automatically and without any formalities, to each variation of the main rent so that it always corresponds to one term of rent in advance.

This deposit shall not produce any interest.

3.7.2 – Terms and Conditions of Implementation

This guarantee can be implemented during the entire term of the Lease, until full and final payment of all rent and incidentals, and until the performance by the LESSEE of all of its obligations.

It is reimbursed to the LESSEE after release of the Premises, preparation of the statement of condition of the premises and the LESSEE’S production of receipts for its contributions, taxes and other fees.

All of the amounts due for any reason whatsoever shall be deducted from the amount reimbursed, and in particular the balance of the amount of the charges that correspond to the period of occupancy, as well as the amount for the work to restore the Premises.

The LESSEE cannot in any event use this security deposit as compensation for rent or incidentals that may be due at its departure.

In case of termination of the Lease pursuant to the non-execution of its Conditions or for any cause attributable to the LESSEE, said security deposit remains the property of the LESSOR as damages, without prejudice to any others.

3.8 – Furnishings

The LESSEE must keep the rented premises constantly furnished with equipment, furniture, movable property and merchandise of sufficient quantity and value to act and serve at any time as a guarantee to the LESSOR of payment of the rent and all the incidentals and obligations of the present Lease.

3.9 – Occupancy Compensation

In the event that after court-ordered or other expiration or termination of the Lease the premises are not returned to the LESSOR, free of any occupancy on the agreed upon day, the LESSEE or its assigns shall owe a monthly occupancy compensation equal to double the current monthly rent.

This compensation shall be due as of the day following the end of the rental and until the day of the return of the Premises, and any month that has begun shall be due in full.

The charges also remain due until the day when the premises are returned to the LESSOR, without any prejudice to any other damages and interest.

3.10 – Costs – Disputes

All cost, duties and fees for the present contract, including the costs of drafting the deed, as well as those that may follow or be a consequence of it, are at the LESSEE’S expense, who so specifically undertakes.

All costs and expenditures incurred by the LESSOR at the time of the actions validly initiated against the LESSEE to obtain execution of the clauses and Conditions of the contract are and remain at the LESSEE’S expense.

3.11 – Allocation of the Amounts Due

In case of a dispute, the allocation of the payments made by the LESSEE shall be carried out by the LESSOR in the following order:

•	Cost of recovery and proceedings,

•	Damages,

•	Interest,

•	Rent paid in advance and readjustment of rent paid in advance,

•	Rent claims or occupancy compensation: concerning this item’s allocation, it shall be carried out in priority by the LESSOR from amounts that have not been subject to dispute,

•	Reserves for common charges.

4 – CONDITIONS RELATING TO POSSESSION OF THE PREMISES

4.1 – General Conditions for Possession

4.1.1 – Rules of Occupancy

The LESSEE shall abstain from anything that could harm, by its act or by that of its employees, the exercise of business activities by other occupants of the building, of their tranquillity and of good order.

It shall abstain from any dangerous, inconvenient or unhealthy activities.

The LESSEE is bound to be subject to all measures of orderliness and cleanliness for the building. It is in particular bound to progressively remove its wastes from the site on which the Premises depend.

It is forbidden from depositing anything whatsoever, even temporarily, in the halls and common portions of the building, stairwells, parking lots, access ways and gardens.

In case of a violation of these clauses, the LESSOR can proceed with the required removal, eight days after formal notice by registered letter with acknowledgement of receipt that remains ineffective, or without prior notice in case of emergency, at the LESSEE’S expense, and the latter shall reimburse the cost, upon simple presentation of an invoice.

The LESSEE undertakes to inform the LESSOR of the existence of any equipment subject to declaration as a classified installation. It undertakes to make all declarations provided for in the regulations for any equipment subject to the latter.

The LESSEE shall comply with the regulations for the removal of trash, as established by the LESSOR or by the municipal departments.

In general, it shall comply with the prescriptions, recommendations and injunctions issued by labour inspection, the health and safety commissions, and in general by any other administrative services concerned, so that the LESSOR does not in any event incur any liability whatsoever. This shall hold in particular when the property given for rental is dependent upon a high rise building [lGH] that is subject to a specific regulation that the LESSEE undertakes to comply with in all regards.

It shall exactly and regularly pay the personal, property or other taxes and contributions that are LESSEEs’ responsibility, so that the LESSOR shall never be sought on this subject.

4.1.2 – Right of Access and Visit

The LESSEE shall allow access to the Premises to the LESSOR as well as to his representative, his architect and his contractors as often as is necessary to note the status and perform the work on the common portions or equipment, on condition for the LESSOR to so advise forty eight hours in advance, except in case of emergency.

When notice has been given, the LESSOR shall be free to put up any signs or notices that it considers necessary at the places of its choice.

In the event that the Premises are put up for sale or rent, the LESSEE shall be bound to allow the Premises to be visited from 9 a.m. to 6 p.m. on any business day.

If it does not comply with this rule, the LESSEE could be liable to the LESSOR for any damages related to the prejudice suffered by the latter.

4.1.3 – Security and Technical Administration of the Building

The LESSEE shall make the security and surveillance of the Premises its personal business, as well as the maintenance of these Premises.

It shall ensure that the Premises are permanently provided with a functioning fire protection system, and in particular a fire detection system.

The LESSEE undertakes to carry out, at its expense, the periodic testing of the items of equipment, elevators, security systems (including those relating to detection, warning and protection in case of fire), the electrical installations, etc.

4.2 – Building Regulations

The LESSEE shall comply with the Special Conditions resulting from the legal status of the building, such as the co-ownership regulations, internal regulations or Special Specifications.

It shall comply with the technical and administrative documents relative to the rented property.

The LESSEE shall be bound to comply with any other document prepared later and properly brought to its attention.

4.3 – Descriptive Sign

The installation of any sign or descriptive panel in the interior or outside of the Building shall be carried out by the LESSEE after obtaining the necessary administrative permits, and the prior written agreement of the LESSOR.

The LESSEE shall make it a personal matter to comply, as needed, with the Special Conditions relating to such signs and descriptive signboards in general, the co-ownership regulations, the specifications for the building or area, or any administrative regulations in force governing the building as well as the area of business activity in which it is located.

The installation of such signs is carried out at the LESSEE’s expense and risk. It shall see to it that they hold firm, and that they are maintained in perfect condition and it shall be solely responsible for accidents caused by their installation or existence.

4.4 – Disturbances to Use

4.4.1 – Destruction of the Premises - Expropriation

In case of destruction of the Premises or expropriation in the public interest, the Lease shall be purely and simply terminated without compensation at the LESSOR’s expense.

4.4.2 – Interruption of Services

The LESSEE cannot claim any decrease in rent or compensation in case of interruption or reduction, even prolonged, of the common services due to acts by third parties, such as water, heating, electricity or telephone, and the LESSOR shall also not be bound to warn the LESSEE of such interruptions or reductions.

The services for the building are ensured by any means that the LESSOR judges appropriate, it can modify them so as to optimize the building’s management.

5 – CONDITIONS RELATING TO THE MAINTENANCE OF THE PREMISES

5.1 – Conditions of Premises upon Entry

The LESSEE declares accepting the premises in their present condition, without requiring any repair or improvement, either when it comes into possession, or during the course of the Lease, since the LESSOR is contributing towards the costs of rehabilitation as specified in Chapter I of the Special Conditions of the Lease Art. 5.3, Art. 8.4 and 8.5.

A statement of condition of the premises shall be prepared by the parties when the LESSEE comes into possession, on an adversarial basis. In the event that for some reason this statement of condition of the premises is not drawn up, and in particular if the Lessee fails to appear after being duly convened, the Premises shall be regarded as having been leased in perfect condition.

5.2 – Maintenance – Repairs

The LESSOR shall perform the major repair work referred to in Article 606 of the Civil Code that may be necessary on the Premises during the term of this Lease at its expense, as it may be needed, and shall keep it at its expense.

For its part, the LESSEE shall perform at its expense, risk and peril, as it becomes necessary and shall keep at its expense all the work other than that referred to in Article 606 of the Civil Code (for repair, rehabilitation, reconstruction or replacement) that is or becomes necessary to the Premises and its facilities (such as, if they exist, that for the heating, cooling, ventilation, technical equipment, access control, security systems, electricity, lighting, cabling, glazing, carpentry and joinery, plumbing, sanitation, carpets, ceilings and false ceilings, walls, partitions, floors...) regardless of the cause, nature and importance, and even when they are due to obsolescence or hidden defect, and must proceed at its own expense and as often as necessary, with any treatment for rat and insect extermination on the Premises.

In addition, in the event that the major repairs referred to in Article 606 of the Civil Code should be necessary because of the LESSEE’S non-execution of its care and maintenance obligations mentioned above or damages resulting from its acts or those of its staff or its visitors, or even concerning the work performed by the LESSEE, their cost shall be borne by the latter. It shall be responsible for damages and losses that may occur on the Premises, even when they take place without fault on its part.

The LESSEE shall perform at its expense, risk and peril, as it becomes necessary and it shall keep at its expense, any work, facilities, installations and construction to be in compliance with present or future regulations including in the field of environmental protection, hygiene, health or safety, unless they are expressly referred to in Article 606 of the Civil Code.

The LESSEE shall be required to perform at its expense on the Premises throughout the term of the Lease, the cleaning, maintenance work, minor repairs, and the repair or replacement of any facility, painting, floors, wall coverings, ceilings, as soon as they become necessary for any reason whatsoever or even simply because of dilapidation or wear, so that the Premises shall at all times be in good state of maintenance and repair.

It shall defer to any order from the LESSOR to that effect, even during the term of the Lease.

The LESSEE shall make all repairs that become necessary to the meters, pipes, valves and locks.

The LESSEE shall ensure that the Premises continually fulfil the various regulations concerning the safety of the public and occupants, Labour Conditions, sanitation, people’s health and environmental protection.

Any work that may be necessary under such regulations shall be at the LESSEE’S expense, even if the need for such work is not the result of the business activity exercised by the LESSEE on the Premises, but is due rather to the building’s actual situation.

In this respect, the LESSEE shall comply with all orders or administrative regulations, particularly those of the Security Committees, Labour Inspection or the prefectural departments with jurisdiction.

In case of failure by the LESSEE to do so 15 days after formal notice sent by registered letter with acknowledgment of receipt remains unsuccessful, the LESSOR may have the work referred to above be carried out, and its cost shall be reimbursed by the LESSEE to the LESSOR upon first request.

At the expiration of the Lease, the LESSEE shall return the property in good state of repair, maintenance and operation, unless the LESSOR does not require restoration to original condition.

5.3 – Work carried out by the LESSEE

5.3.1 – Installations – Improvements

The LESSEE may not perform any work on the Premises that can change the intended purpose of the Building or harm its solidity. It cannot have the floors bear any load greater than their resistance under penalty of being liable for injuries or accidents that would be the consequence thereof.

The LESSEE may not make any change in distribution, any modification, or proceed with any demolition, piercing of the walls or partitions on the Premises, without the LESSOR’S prior explicit written consent.

5.3.2 – Work to bring into Compliance

The burden of any work that may become necessary to bring the Premises and the building on which they depend into compliance with existing or future regulations is exclusively borne by the LESSEE.

The same shall hold during the term of the Lease, if these regulations should come to be changed, thus causing the rented building to be out of compliance with regulatory standards.

The LESSEE shall make it so that the LESSOR cannot at any time be concerned or sought after on this subject.

5.4 – LESSOR’S Work

The LESSEE shall bear any discomfort that may be caused to it by repairs, rebuilding, adding height and any work whatsoever that may be performed in the Building, without being able to claim any rent reduction or termination of the Lease, regardless of the extent of such work and even if the latter’s duration should exceed forty days, as an exception to Article 1724 of the Civil Code.

5.5 – Work Outside the Building

In addition, the LESSEE shall exercise its recourse directly against the Authorities, the contractors or neighbouring owners, for any work that may be performed on the streets or in nearby buildings, if such work results in a disturbance to the operation of its business activities, without at any time bringing an action against the LESSOR for these external events.

5.6 – Return of the Premises

Upon its departure, the LESSEE shall return the Premises in good state of maintenance, or failing that, shall pay to the LESSOR the cost of the work necessary to bring it into condition, and the dilapidation due to wear and tear shall remain at the LESSEE’s expense.

To this end, a statement of condition of the premises shall be prepared no later than the expiration date of the Lease or at the end of possession, in the LESSEE’s presence after its being duly summoned, whereupon the LESSEE shall return the keys to the LESSOR.

If the LESSEE is absent on the days and times set for the statement of condition of the premises, it shall be prepared by a bailiff, if necessary with the assistance of a locksmith at the LESSEE’s exclusive expense. The statement of condition of the premises shall include, where appropriate, the record of repairs performed, which shall be prepared by the LESSOR’s architect, whom the parties irrevocably commission for this purpose.

In the event that work is found necessary, the LESSOR shall have an estimate prepared to which the LESSEE shall agree within ten days of notification of its cost.

In the absence of response from him, the amount of the renovation shall be deemed to be approved by the LESSEE, and the LESSOR may have the work performed by contractors of its choice, and its cost shall remain solely at the LESSEE’s expense.

6 – INSURANCE

6.1 – LESSOR’s Insurance

The LESSOR guarantees the financial consequences of the civil liability that it may incur in its capacity as owner.

The LESSOR guarantees, by itself or in the context of the joint ownership if one is created, its properties and all the facilities and installations of a real estate nature.

In the event that the Premises shall consist of joint ownership lots, in whole or in part, the LESSOR has the option to purchase, in addition to the guarantees signed by trustee, any supplementary policy its deems appropriate, and the corresponding premiums are the LESSEE’s responsibility.

If the business activities carried out by the LESSEE should involve the payment of additional insurance premiums by the LESSOR or the neighbours or co-lessees, the LESSEE shall reimburse the amount to the concerned parties.

The insurance premiums and additional premiums possibly paid by the LESSOR shall be reimbursed by the LESSEE under the Conditions stipulated hereinabove in Articles 3.3.1 and 3.3.2 of the General Conditions.

6.2 – LESSEE’s Insurance

As of the effective date of the Lease, the LESSEE is required to guarantee through insurances companies known to be solvent, the financial consequences of the liability it may incur as a result of its activities, particularly in respect to neighbours and third parties in general.

The guarantee shall in particular include the risks of fire, explosions, storms and water damage related to its property, equipment, materials and goods, as well as to the fixtures that it has created.

The LESSEE shall take out insurance against operational losses, broken glass, windows and materials of any kind.

The LESSEE must provide proof to the LESSOR of the subscription of such insurance and pay the corresponding premiums at the signing of the Lease.

The insurance policies relative to these guarantees shall be maintained throughout the term of the Lease. The LESSEE shall pay their premiums and fees and show proof of such at any time to the LESSOR upon simple request by the latter.

6.3 – Reciprocal Waiver of Legal Recourse

The LESSEE expressly waives, and shall have its insurer waive, any legal recourse against the LESSOR and its insurers because of the deterioration or destruction of all or part of any materials, furniture, goods and valuables of any kind because of the loss or disturbance of use of the Premises, even in case of total or partial loss of business assets, including intangible elements.

The LESSOR in return expressly waives, and shall have its insurer waive, any legal recourse that they may be entitled to exercise against the LESSEE and its insurers.

6.4 – Claims – Disturbances

The LESSEE shall keep the LESSOR or its representative promptly informed of any claims that occur on the Premises.

It must immediately inform the LESSOR of any repairs that are necessary because of any debasement or deterioration even though there may not have been any visible damage, under penalty of being liable for any direct or indirect worsening resulting from its silence or its delay, especially vis-à-vis the LESSOR’s insurers.

The LESSEE shall allow free access to the Premises to the LESSOR as well as to any expert assigned by the insurance companies. It cannot exercise any recourse against the LESSOR due to the conduct of these examinations.

It shall, at its expense and without delay, move the furniture and deposit all linings and decorations as well as any installations whose removal would be useful for in searching for and repairing leaks of any kind, cracks, and in general for the performance of any work.

7 – LIABILITY AND RECOURSE

The LESSEE waives any legal action for liability against the LESSOR:

7.1 - In case of theft or other punishable act that the LESSEE could be a victim of on the Premises or the appurtenances of the building, since the LESSOR in particular does not ensure any obligation of surveillance.

7.2 - In case of interruption of services for water, gas, electricity or other fluids, or in case of a stoppage, even extended, of the operation of the elevators.

7.3 - In case of damages caused to the Premises and to the objects therein particularly due to leakage, infiltration, humidity or other circumstances that may be due to any work including that under Article 606 performed by it, since the LESSEE is to insure itself against these risks without recourse against the LESSOR.

7.4 - In response to actions that generate liability for other occupants of the Building, their staff, suppliers or customers or any third party in general, since the LESSEE is to make it its own business to take any direct actions against the perpetrators of the disruptions, after failure of amicable approaches that the LESSOR shall, in such an event, undertake against the perpetrator of the disturbance, a co-lessee in the building.

8 – SUB-LEASING – ASSIGNMENT

8.1 – Sub-Leasing

The LESSEE is forbidden to grant possession of any portion of the Premises to anyone whomsoever, in any form whatsoever, even temporarily or free of charge or on a precarious basis. Any total or partial sublease is strictly prohibited under penalty of legal termination of the Lease.

In case of a sublease that may exceptionally be authorized by the LESSOR, the LESSEE shall remain solely liable for paying the entire rent in respect to the LESSOR and solely liable for the charges and Lease Conditions, since the sublease is only fully valid in the context of the rights held by the LESSEE hereunder.

The sublease, even authorized, shall be granted at the risk and danger of the LESSEE, who agrees to make it its personal business to evict any sub-lessee.

It is recalled that the Premises are an indivisible whole and that therefore the sub-lessee has no direct rights in respect to the LESSOR, and in particular no right to remain on the premises or for renewal.

No subleasing can be permitted if the LESSEE owes rent, charges or incidentals.

This article is not intended to prohibit the provision of space by the LESSEE for the benefit of its customers as part of its business.

8.2 – Assignment

The LESSEE may not assign its right to the Lease, in whole or in part, under penalty of termination, except to the buyer of its business, and subject in the latter case to the prior approval of the assignee by the LESSOR, who shall submit all guarantees of solvency.

No assignment can be carried out if the LESSEE owes rent, charges or incidentals.

The LESSOR is summoned to the transfer of the deed, by registered mail with return receipt.

The LESSEE remains the joint and several guarantor, without being able to oppose the benefits of discussion or of division by the assignee and successive assignees, of both the lease payments as well as the due performance of all terms and Conditions of the Lease.

All those who become successive assignees of the Lease remain joint and severally bound among themselves and with the LESSEE with regards to the LESSOR, for the payment of the rent and the due performance of the Conditions of the Lease during its entire term and even when they are no longer on the premises and have even assigned their rights.

To meet this guarantee, in all cases of transfer, the LESSEE’s successor, as well as all successive assignees, in order for the assignment to be valid, shall submit to the LESSOR a bank guarantee, which guarantees the payment of a sum corresponding to one year’s rent inclusive of all taxes, said rent having been updated on the date of the assignment.

An enforceable copy of the deed of transfer or a registered original is delivered to the LESSOR without cost to him, since the LESSEE is required to follow the rules of notification of Article 1690 of the Civil Code.

8.3 – Transmittal

To the extent necessary, it is specified that in accordance with Article L 145-16 of the Commercial Code, this Lease shall be freely transferred as part of a TUP (Universal Transfer of Asset Base) transaction for merger, asset contribution-divestment or divestment, without any need to comply with the formalities of Article 1690 of the Civil Code.

9 – RESOLUTORY CLAUSE

In default of payment, at its exact due date, of a single term of rent, charge or any incidental, or occupancy compensation under Article L. 145-28 of the New Commercial Code, or more generally any amount due by the LESSEE, one month after a payment order or formal notice by extrajudicial means, containing a statement by the LESSOR of its intention to use the present clause, remains without effect during this period, the Lease shall be automatically terminated, if the LESSOR sees fit, without having to petition the court.

The same clause shall be fully applicable in case of non-performance of a single one of the clauses of the Lease.

If the LESSEE refuses to evacuate the premises, his eviction shall result from a simple order rendered in chambers by the Presiding Judge of the Higher Court for the location of the building, which is provisionally enforceable and without a security deposit, appeal notwithstanding.

In this case, and whatever the cause of the termination, the rent advance defined in 5.2 of the Special Conditions is forfeited to the LESSOR as first damages, as it is stated in Article 3.7.2 hereinabove, without prejudice to any other, and the LESSEE shall owe to the LESSOR occupancy compensation under Article 3.9 of the General Conditions, irrespective of the rent accrued on the date of termination of the Lease.

10 – TOLERATION

Any toleration by the LESSOR concerning the terms and Conditions of the Lease, regardless of their frequency and duration, shall under no circumstances be regarded as providing a modification or deletion to these Conditions, nor as generating any right whatsoever, since the LESSOR may terminate it at any time.

11 – AUTONOMY OF CLAUSES

The Parties expressly agree that the invalidity, illegality or impossibility of obtaining enforcement of a clause of the Lease shall not affect the validity of the Lease and the possibility to obtain due performance of the other provisions of the Lease, since the clause in question is only deemed unwritten.

12 – MODIFICATIONS AFFECTING THE LESSEE’S LEGAL FORM

Any change to the LESSEE’s bylaws that results in a change in corporate form, a change in name, a transfer of the registered office, a change in the share capital or any change in chairmanship or managing director, shall be notified to the LESSOR within a one month deadline, supported by an updated K-Bis excerpt and a certified copy of the updated bylaws.

13 – SUBSTITUTION OF THE LESSOR

During the term of the Lease and its possible renewals, if the LESSOR transfers ownership of the building that is the subject of this contract by any legal means to a third party of its choice, whether it be a physical or legal entity, the latter shall be automatically subrogated to the LESSOR, upon such transfer, for all the rights and obligations resulting from this Lease both passively as well as actively, without that this substitution that has already been accepted by the LESSEE leads to any renewal of this Lease.

The LESSEE already accepts that any security deposit or surety bond or guarantee in the hands of LESSOR under this Lease shall be transferred to the buyer, thereby waiving any claim against the current LESSOR, who is the seller of the deed that includes the release of these guarantees.

14 – ELECTION OF DOMICILE

For the execution of this contract, domicile is elected, namely for:

•	the LESSOR at its registered office,

•	the LESSEE at its registered office.

15 – RECORDING

If the recording of the present contract is required, the resulting costs shall be at the expense of the LESSEE, who so undertakes.

Done in Paris,	Rectangular stamp – Interxion France SARL
On 28-04-2006	Bldg. 260 – 45 Avenue Victor Hugo
In two originals	93534 AUBERVILLIERS cedex
Tel. 01 53 56 36 10 – Fax: 01 53 50 35 20 Siret 423 945 789 00025

VAT FR 84 425 945 799] F. COQUIO MANAGING DIRECTOR

The LESSOR	The LESSEE

Appendix: ground survey plan and report	Appendix: ground survey plan and report